Exhibit 21

SUBSIDIARIES

Cayuga Energy, Inc. - Incorporated in the State of Delaware.

Connecticut Energy Corporation - Incorporated in the State of      Connecticut.

Energy East Enterprises, Inc. - Incorporated in the State of Maine.

Energy East Management Corporation - Incorporated in the State of      Delaware.

Energy East Solutions, Inc. - Incorporated in the State of Delaware.

Energy East Telecommunications, Inc. - Incorporated in the State of

     Delaware.

New York State Electric & Gas Corporation - Incorporated in the State      of New York.

NYSEG Solutions, Inc. - Incorporated in the State of New York.

The Southern Connecticut Gas Company - Incorporated in the State of      Connecticut.

XENERGY Enterprises, Inc. - Incorporated in the State of Delaware.

XENERGY, Inc. - Incorporated in the State of Massachusetts.